CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Investment House Funds and to the use of our report dated September 25, 2020 on the financial statements and financial highlights of The Investment House Growth Fund, a series of shares of beneficial interest in Investment House Funds. Such financial statements and financial highlights appear in the July 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 24, 2020